SUBORDINATED PROMISSORY NOTE

                                                              New York, New York
US $2,000,000.00                                              August 12, 2005

      FOR VALUE RECEIVED, Dune Energy, Inc. (the "Company") hereby promises to pay to the order of Itera Holdings B.V. (the "Lender") at its address at 9995 Gate Parkway, Jacksonville, FL 32246 the principal amount of TWO MILLION UNITED STATES DOLLARS ($2,000,000), in the aggregate (the "Loan"), on August 12, 2008 or at such earlier time as may be required in accordance with Section 2(e) hereof.

1. DEFINITIONS. As used in this Note, the following terms have the following meanings (such meanings to be applicable to the singular and plural forms of such terms):

      "Net Operating Profit for Voyager Interests" means gross revenues actually received by the Company from oil and gas production, less applicable state and local taxes (paid or accrued) and operating expenses (paid or accrued) by the Company with respect to its Voyager Ownership Interests.

      "Prime Rate" means the rate per annum publicly announced by JP Morgan Chase, NA (and in the absence of such a rate announced by JP Morgan Chase, that announced by Citibank, NA) at its principal office in New York City as its "Prime Rate" for lending to substantial commercial borrowers in the Untied States, which rate shall change when and as such announced "prime rate" shall change.

      "Senior Debt" has the meaning provided in Section 2(d) hereof.

      "Voyager" means Voyager Partners, Ltd.

      "Voyager Acquisition" means the acquisition by the Company of certain rights of Voyager in certain leases owned by Voyager, as contemplated by an Asset Purchase and Sale Agreement dated June 13, 2005 (the "Agreement").

      "Voyager Ownership Interests" means the sum of the Company's "Allocable Acreage" resulting from the Company making "Advances" under the Agreement and the Letter of Intent described therein.

2. INTEREST AND PAYMENT OF PRINCIPAL; SUBORDINATION.

      (a) Interest on the Loan. The unpaid principal amount of the Loan shall bear interest prior to maturity at a rate per annum equal to Prime Rate plus 4% per annum (the "Interest Rate"). Accrued interest on the Loan shall be payable upon any prepayment of principal and at maturity.

      (b) Interest After Maturity. Subject to Section 2(d) hereof, the Company shall pay to the Lender interest on any amount of principal of the Loan which is not paid on the maturity date or upon acceleration of the Loan pursuant to
Section 6, accruing from and including the date of maturity or such acceleration, as applicable, to (but not including) the date of payment thereof in full at a rate per annum equal to the Interest Rate plus 2%. Interest after maturity shall be payable on demand.

      (c) Method of Calculating Interest. Interest on the Loan shall be computed on the basis of a year consisting of 365/366 days and paid for actual days elapsed.

      (d) Subordination. The indebtedness evidenced hereby, including principal and interest on the Loan, shall be subordinate and junior to the extent set forth herein in right of payment to all principal and interest on indebtedness of the Company for borrowed money from a traditional lending institution (except indebtedness of the Company other than this Subordinated Promissory Note and except indebtedness which is expressly pari passu herewith or subordinate and junior hereto) outstanding on the date hereof. Such indebtedness to which the indebtedness evidenced hereby is subordinate and junior is hereinafter referred to as "Senior Debt". Notwithstanding the foregoing, prior to the occurrence of a default in payment of principal or interest on Senior Debt, the Company may pay principal and interest in accordance with the terms hereof. Upon the default by the Company in making any payment of principal or interest on Senior Debt, all payments hereunder shall be suspended until such time as any such default is cured or waived, provided interest shall continue to accrue hereunder during any such period at the rate set forth in 2(a) hereof. In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership or proceedings in connection therewith, relative to the Company or its property and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all principal and interest on all Senior Debt shall first be paid in full, or such payment shall have been provided for, before any payment on account of principal or interest in payable with respect to the principal and interest of the Loan evidenced hereby.

      (e) Mandatory Prepayments of Principal.

            (i) Five (5) New York City business days following either (x) the consummation and financing of the Voyager Acquisition or (y) the Company securing a loan in excess of $10,000,000 from a financial institution, all outstanding principal and accrued interest evidenced hereby shall be due and payable without notice or demand of any kind.

            (ii) In the event the Voyager Acquisition is not consummated on or before September 30, 2005, then the Company hereby agrees to make mandatory principal prepayments no later than sixty (60) days following the last day of each quarter commencing September 30, 2005, in an amount equal to 70% of the Net Operating Profit for the Voyager Ownership Interests attributable to such quarter.


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

      All prepayments shall be endorsed by the Lender on the reverse hereof.

3. PAYMENTS. The Company will pay all amounts payable hereunder, without deduction, set off or counterclaim, to the Lender's account referred to above and otherwise according to the instructions provided by the Lender to the Company, prior to 3:00 p.m. in New York time on the day due. Any payment received after such time shall be deemed received on the next banking day.

4. REPRESENTATIONS. The Company represents and warrants to the Lender that:

      (a) It is a corporation duly organized and in good standing under the laws of the State of Delaware and duly qualified to do business in each jurisdiction where such qualification is necessary.

      (b) The execution and delivery of this Note and the performance by the Company of its obligations hereunder are within the Company's powers and have been duly authorized by all necessary action on the Company's part, and do not and will not contravene or conflict with the Company's organizational documents or violate or constitute a default under any law, any presently existing requirement or restriction imposed by judicial, arbitral or other governmental instrumentality or any agreement, instrument or indenture by which the Company is bound.

      (c) This Note is the Company's legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

5. COVENANTS.

      (a) The Company will:

            (i) maintain its corporate existence;

            (ii) maintain insurance at least at levels currently in effect;

            (iii) duly pay and discharge all taxes and other claims which might become a lien upon its property except to the extent such items are being contested in good faith;

            (iv) maintain and preserve its properties in good repair, working order and condition, make all reasonable repairs, replacements, additions, betterments and improvements thereto;

            (v) conduct its business in substantially the same manner as such business is now carried on and conducted; and


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

            (vi) permit the Lender to make or cause to be made, at the Lender's expense, inspections and audits of any books, records, and papers of the Company and to make extracts therefrom at all such reasonable times and as often as the Lender may reasonably request.

      (b) The Company will use the proceeds hereof (i) to purchase the Voyager Ownership Interests as described in the Agreement; (ii) to complete and frac the Vaquero #1 Well; (iii) to complete the Vaquero #2 Well; and (iv) for general operating expenses.

6. EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" hereunder:

      (a) The Company fails to pay when due any principal of the Loan or fails to pay within two (2) banking days of being due any interest on the Loan; or

      (b) Any representation or warranty of the Company made hereunder, or in any other writing or certificate furnished by or on behalf of the Company to the Bank for the purposes of or in connection with this Note, is determined to be incorrect in any material respect as of the date such representation or warranty is made; or

      (c) The Company or any Subsidiary shall default in the payment when due (subject to any applicable grace period) in an amount in excess of $200,000, whether by acceleration or otherwise, of any indebtedness of the Company or any Subsidiary, or a default shall occur in the performance or observance of any obligation or condition with respect to such indebtedness if the effect of such default is to accelerate the maturity of any such indebtedness in an amount in excess of $200,000 or to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity; or

      (d) Any judgment or order for the payment in an amount in excess of $200,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

      (e) The Company shall

            (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

            (ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any property thereof, or make a general assignment for the benefit of creditors;

            (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for a substantial part of the property thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;


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

            (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or similar law of any jurisdiction, or any dissolution, winding up or liquidation proceeding, in respect of the Company and, if any such case or proceeding is not commenced by the Company, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

            (v) take any action authorizing, or in furtherance of, any of the foregoing; or

      Upon the occurrence of an Event of Default, the Lender may declare this Note and the principal of and accrued interest on each Loan, and all other amounts payable hereunder, to be forthwith due and payable in full, subject to the prior payment in full of all Senior Debt then outstanding; provided, that upon the occurrence of an event described in clause (e) above, this Note and the principal of and accrued interest on the Loan, and all other amounts payable hereunder, shall immediately become due and payable in full, subject to the prior payment in full of all Senior Debt then outstanding.

7. GENERAL.

      (a) Payments of principal and interest on the Loan shall be made in immediately available funds in United States Dollars.

      (b) The Company hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with this Note. No act of omission or commission of the Lender, including specifically any failure to exercise any right or remedy, shall be deemed to be a waiver or release of the same. Such waiver or release shall be made only in writing.

      (c) The Company shall pay all reasonable and documented costs of the Lender of enforcement or collection of every kind, including but not limited to all reasonable attorneys' fees, court costs and expenses incurred by the Lender in connection with collection, protection or enforcement of any rights hereunder whether or not any lawsuit is ever filed.

      (d) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE COMPANY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE CITY OF HOUSTON. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF HOUSTON AND OF THE UNITED STATES DISTRICT COURT FOR THE CITY OF HOUSTON FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY CONSENTS


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

TO PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF HOUSTON. THE COMPANY AND THE LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH EITHER MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      (e) THE COMPANY WAIVES AND, BY ACCEPTING THIS NOTE, THE LENDER SHALL BE DEEMED TO WAIVE, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE, AND THE COMPANY AGREES, AND, BY ACCEPTING THIS NOTE, THE LENDER SHALL BE DEEMED TO AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

      (f) This Note shall be governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such State.


                                              DUNE ENERGY, INC.


                                              By: /s/ Amiel David
                                                  ------------------------------
                                                  Name: Amiel David
                                                  Title: Chief Operating Officer


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